Exhibit 99.1

Ameriprise Financial, Inc. Ameriprise Financial Center Minneapolis, MN 55474

News Release

Ameriprise Financial Reports

Second Quarter 2008 Results

Net income per diluted share increases 15 percent, to $0.93

Earnings per diluted share increases 3 percent, to $1.01, excluding net realized securities gains (losses) and non-recurring separation costs in the prior-year period

The Company raises quarterly dividend 13 percent, to $0.17

MINNEAPOLIS – July 23, 2008 – Ameriprise Financial, Inc. (NYSE: AMP) today reported net income of $210 million for the quarter ended June 30, 2008, a 7 percent increase from $196 million in the prior-year quarter. The second quarter of 2008 included $18 million in after-tax net realized securities losses. The second quarter of 2007 included $41 million in after-tax non-recurring separation costs.

Net income per diluted share for the quarter was $0.93, a 15 percent increase compared with the prior-year period. Earnings per diluted share excluding net realized securities gains (losses) and non-recurring separation costs in the prior-year period increased 3 percent to $1.01, which included tax benefits and the negative impact of equity markets on DAC amortization.

Net revenues declined 8 percent to $2.0 billion in the second quarter of 2008.  The decline was primarily driven by market depreciation, prior-year period client reinvestment of proceeds from real estate investment trust liquidations, and reduced net investment income due to declining fixed annuity balances and realized securities losses in the quarter.

Return on equity for the 12 months ended June 30, 2008 was 11.2 percent, compared to 9.2 percent for the 12 months ended June 30, 2007. Excluding separation costs and net realized securities gains (losses), return on equity was 12.1 percent for both periods. During the second quarter of 2008, we repurchased 5.2 million shares of our common stock for $250 million.

“While the market and economic environment continues to be challenging, the Company remains in a strong operating position,” said Jim Cracchiolo, chairman and chief executive officer. “Client activity began to stabilize in the second quarter, with cash sales and wrap net flows increasing sequentially and financial planning fee revenue up both year-over-year and from the prior quarter.

“The expense management initiatives we implemented in the first quarter continue to reduce general and administrative expenses. We remain focused on effective expense management to control margins, while maintaining our investments for longer-term growth.

“Our balance sheet continues to perform well, and we remain in a strong capital and liquidity position. The agreement to acquire J. & W. Seligman announced earlier this month and our decision to increase the dividend are indications of both the financial strength and our commitment to generate shareholder value.”

Second Quarter 2008 Summary

We believe the exclusion of net realized securities gains (losses), after-tax, from net income best reflects the trends in our underlying business in the current quarter.  We also believe that the presentation of adjusted measures best reflects the underlying performance of our 2007 operations as it excludes non-recurring separation costs.  This presentation is consistent with the non-GAAP financial information presented in our Annual Report on Form 10-K for year-end 2007, filed on February 29, 2008 with the Securities and Exchange Commission.

Ameriprise Financial, Inc.
Second Quarter Summary

			%	Per Diluted Share		%
(in millions, unaudited)	2008	2007	Change	2008	2007	Change

Net income	$210	$196	7%	$0.93	$0.81	15%
Add: Separation costs, after-tax(1)	—	41	#	—	0.17	#
Adjusted earnings, after-tax	210	237	(11)	0.93	0.98	(5)
Less: Net realized securities gains (losses), after-tax(1)	(18)	1	#	(0.08)	—	#
Earnings excluding separation costs and net realized securities gains (losses), after-tax(1)	$228	$236	(3)%	$1.01	$0.98	3%

#   Variance of 100% or greater.

(1) For this non-GAAP presentation, after-tax is calculated using the statutory tax rate of 35%.

Financial performance continued to reflect the negative impact of the challenging equity and interest rate environment, though to a lesser degree than the first quarter of 2008. This impact was offset by continued expense controls and current quarter tax benefits.

Significant items included in consolidated net income for the second quarter of 2008 were:

•                 $18 million, or $0.08 per diluted share, in after-tax net realized securities losses, primarily driven by other-than-temporary impairments to three AAA-rated Alt-A mortgage-backed securities. This compares to $1 million in after-tax net gains in the prior-year period.

•                 A $7 million, or $0.03 per diluted share, after-tax impact from additional amortization of deferred acquisition costs (DAC) and deferred sales inducement costs (DSIC) driven by unfavorable market performance in the quarter. This compares to an $8 million, or $0.03 per diluted share, after-tax benefit in the prior-year period, for a net $0.06 year-over-year change.

•                 $27 million, or $0.12 per diluted share, in lower taxes reflecting adjustments related to FIN 48 and benefits of our tax planning initiatives. This compared to a $16 million, or $0.07 per diluted share, benefit from finalization of prior-period audits in the prior-year period, for a net $0.05 year-over-year benefit.

Second Quarter 2008 Business Highlights

•                  Client activity began to stabilize in the quarter and client retention remained strong increasing to 95 percent.

•                  Branded financial plan net cash sales increased 8 percent year-over-year to $54 million. We also launched a new financial planning tool suite that makes it easier for advisors to serve clients in ongoing financial planning relationships with enhanced record-keeping capabilities.

•                  Franchisee advisor retention remained at all-time highs, and total franchisee advisors grew 3 percent year-over-year to 7,846. Employee advisor attrition slowed in the quarter, as we continued our reengineering efforts.

•                  Owned, managed and administered assets decreased 8 percent year-over-year to $445 billion as of June 30, 2008, reflecting the 15 percent decline in the S&P 500 Index and Asset Management net outflows in the quarter. These impacts were partially offset by continued net inflows into wrap accounts and variable annuities.

•                  Wrap account total ending assets increased 3 percent year-over-year to $91 billion, including $2.8 billion of net inflows during the quarter, partially offset by market depreciation.

•                  Variable annuity net inflows of $0.8 billion in the quarter were partially offset by continued fixed annuity net outflows. Fixed annuity net outflows slowed to $0.4 billion in the quarter due to market conditions and sales initiatives.

•                  Strong retail sales at Threadneedle partially offset $2.5 billion of net outflows in the quarter, primarily related to expected outflows of lower-margin institutional assets and outflows of alternative investments due to portfolio management changes.

•                  RiverSource Funds ending assets declined 10 percent year-over-year to $78 billion, primarily due to market depreciation.  RiverSource Funds long-term fund net outflows were approximately $0.6 billion in the quarter.  A decline in RiverSource mutual fund sales in the Ameriprise channel as a result of less client activity was partially offset by sales growth in non-affiliated broker-dealer and bank platforms.  Redemption rates for the Funds remained stable.  RiverSource Institutional generated strong sales in the quarter, which were more than offset by expected net outflows from a former affiliate.

•                  RiverSource Equity Value Fund and RiverSource Mid Cap Value Fund received 2008 Lipper Fund Awards as the leading funds in their respective Lipper categories for the five-year period ending December 31, 2007.

•                  We took steps to reengineer our institutional trust and custody business, which we expect to complete in the fourth quarter of 2008.

•                  Life insurance in-force increased 5 percent year-over-year to $191 billion.

•                  We maintained substantial liquidity at both the holding company and subsidiary levels and continue to hold more than $1 billion of excess capital.

Ameriprise Financial, Inc.

Consolidated Income Statements

	Quarter Ended June 30,		%
(in millions, unaudited)	2008	2007	Change
Revenues
Management and financial advice fees	$780	$788	(1)%
Distribution fees	422	494	(15)
Net investment income	393	507	(22)
Premiums	268	266	1
Other revenues	158	164	(4)
Total revenues	2,021	2,219	(9)
Banking and deposit interest expense	42	66	(36)
Total net revenues	1,979	2,153	(8)

Expenses
Distribution expenses	517	533	(3)
Interest credited to fixed accounts	192	215	(11)
Benefits, claims, losses and settlement expenses	294	288	2
Amortization of deferred acquisition costs	144	125	15
Interest and debt expense	28	29	(3)
Separation costs	—	63	#
General and administrative expense	567	655	(13)
Total expenses	1,742	1,908	(9)
Pretax income	237	245	(3)
Income tax provision	27	49	(45)

Net income	$210	$196	7%

Weighted average common shares outstanding:
Basic	223.2	237.4
Diluted	226.0	241.0

#  Variance of 100% or greater.

Note:  We have reclassified the mark-to-market adjustment on certain derivatives from Net investment income to various expense lines.  The mark-to-market adjustment on derivatives hedging variable annuity living benefits, equity indexed annuities and stock market certificates were reclassified to Benefits, claims, losses and settlement expenses, Interest credited to fixed accounts and Banking and deposit interest expense, respectively.  Prior period amounts have been reclassified to conform to the current presentation.

Second Quarter 2008 Consolidated Results

Net income grew 7 percent year-over-year to $210 million. Excluding net realized gains and losses in both periods and $41 million in non-recurring after-tax separation costs in the second quarter of 2007, earnings declined 3 percent.

Total net revenues declined 8 percent, or $174 million, to $2.0 billion, driven by difficult equity markets, lower year-over-year sales of real estate investment trusts and less net investment income due to lower fixed annuity balances and impairments in the quarter. Revenue in the prior-year period include a client reinvestment of proceeds from real estate investment trust liquidations.

Management and financial advice fees declined 1 percent, or $8 million, to $780 million. The vast majority of the impact was due to lower equity markets, as well as outflows in our Asset Management business, partially offset by net inflows in wrap and annuity variable accounts.

Distribution fees declined 15 percent, or $72 million, to $422 million, primarily driven by the impact of client reinvestment of proceeds from real estate investment trust liquidations in the second quarter of 2007.

Net investment income decreased 22 percent, or $114 million, to $393 million, primarily due to lower fixed annuity and certificate balances, a decline in income from other investments (including seed money), and $27 million in net pretax realized investment losses.

Premiums increased 1 percent, or $2 million, to $268 million, primarily due to growth in Auto & Home premiums.

Other revenues declined 4 percent, or $6 million, to $158 million, primarily driven by reduced revenues from certain limited partnerships consolidated under EITF 04-5. These partnerships had corresponding expense reductions primarily in the General and administrative expense line.

Banking and deposit interest expense declined 36 percent, or $24 million, to $42 million, primarily due to lower certificate balances and a decline in short-term interest rates.

Expenses

Consolidated expenses declined 9 percent, or $166 million, to $1.7 billion, in line with lower revenues and reflecting expense management initiatives. Total expenses in the second quarter of 2007 included $63 million of non-recurring separation costs.

Distribution expenses declined 3 percent, or $16 million, to $517 million, primarily due to declines in advisor compensation reflecting lower year-over-year cash sales. These expenses also reflect growth in our franchisee advisor platform and product mix shift resulting in lower deferrals. As a result, we recognized a higher percentage of these expenses in the current period.

Interest credited to fixed accounts decreased 11 percent, or $23 million, to $192 million, due to ongoing declines in fixed annuity balances.

Benefits, claims, losses and settlement expenses increased 2 percent, or $6 million, to $294 million, primarily due to increased life insurance and long-term care benefit expenses, partially offset by SFAS 157 valuation benefits due to changes in our variable annuity hedging strategy.

Amortization of DAC rose 15 percent, or $19 million, to $144 million. The impact of the equity market declines during the second quarter of 2008 lowered estimated gross profit for future periods, resulting in an additional $10 million of DAC amortization. This compared to an $11 million benefit in the second quarter of 2007.

General and administrative expense decreased 13 percent, or $88 million, to $567 million, reflecting cost controls, lower compensation-related expenses, and a decline in expenses from certain limited partnerships consolidated under EITF 04-5, which had corresponding revenue offsets.

Taxes

The effective tax rate was 11.4 percent for the quarter, compared to 20.0 percent in the prior-year period. The current quarter included $27 million of exceptional tax adjustments, which consisted of $19 million in adjustments related to FIN 48 and $8 million in benefits from effective tax planning. The second quarter of 2007 included $16 million of exceptional tax adjustments. We expect our tax rate for the remaining two quarters of 2008 to be in the 24-26 percent range.

Segment Financial Highlights

Our segment results reflect both the difficult market environment and our efforts to control expenses while investing for growth. Segment results do not include income taxes.

Advice & Wealth Management pretax income declined 50 percent, or $50 million, to $51 million.  The certificate and banking portion of the segment’s results included a $24 million loss, primarily driven by $21 million of net realized securities losses.  Pretax income from the wealth management business declined 27 percent, or $28 million, to $75 million primarily driven by a decline in revenues due to market depreciation and the impact of prior-year period client reinvestment of proceeds from real estate investment trust liquidations. These impacts were partially offset by continued net inflows in wrap accounts and higher financial planning fees. Growth in sequential earnings reflects increased advisor cash sales of wrap, direct investment and certificates products, as well as continued expense controls.

Asset Management pretax income declined 48 percent, or $39 million, to $42 million, primarily due to lower assets, driven by declining equity markets.  Segment pretax income was also impacted by increased investment in third party distribution and a net $12 million benefit in the prior-year period from revenue related to CDO bond calls and investment management contract adjustments.  RiverSource net outflows in the quarter were primarily due to reduced mutual fund sales in the Ameriprise channel as client activity slowed, as well as anticipated outflows of institutional assets of a former affiliate. Redemption rates for RiverSource Funds remained stable. Threadneedle experienced anticipated outflows of lower-margin institutional assets and outflows of hedge fund assets due to portfolio management changes. Net inflows in Threadneedle retail funds were driven by an increase in year-over-year sales. Segment expenses remained well controlled.  The pending acquisition of J. & W. Seligman is expected to significantly increase our third party distribution and investment capabilities.

Annuities pretax income declined 10 percent, or $9 million, to $77 million. Excluding net realized gains (losses), the segment results declined 5 percent, or $4 million, to $82 million. The current quarter reflects a $10 million negative market impact on variable annuity DAC and DSIC amortization. Our variable annuity living benefit hedging performed within tolerances, with an immaterial impact to pretax income.  Substantially lower net outflows in fixed annuities reflect the market environment and sales initiatives.

Protection pretax income declined 4 percent, or $5 million, to $113 million. Excluding net realized gains (losses), segment results declined 3 percent to $114 million, primarily due to a combined $17 million increase in life claims and long-term care benefits, partially offset by lower Auto & Home benefits.

Corporate & Other pretax loss before separation costs and net realized securities gain (losses) improved by $33 million to $46 million, primarily reflecting our continued focus on expense management.

Balance Sheet and Capital

We continued to maintain a strong, high quality balance sheet. During the second quarter of 2008, we repurchased 5.2 million shares of our common stock for $250 million.

We ended the quarter with more than $1 billion in excess capital. We anticipate continuing to have more than $1 billion in excess capital after the completion of our acquisition of J. & W. Seligman.

The weighted average diluted share count for the quarter ended June 30, 2008 was 226.0 million compared to 241.0 million for the quarter ended June 30, 2007.

Our commitment to maintaining the safety and soundness of our balance sheet is reflected in substantial liquidity, a high quality investment portfolio, low financial leverage and our continuing actions to manage risk exposures appropriately.

•                 We recognized $27 million in pretax net realized investment losses, primarily due to other-than-temporary impairments to three AAA-rated Alt-A mortgage-backed securities. We are comfortable with the valuation of our subprime and Alt-A positions and continue to monitor our portfolio as credit markets evolve.

•                 Cash and cash equivalents were approximately $3.4 billion at June 30, 2008, with $1.3 billion at the holding company.

•                 Unrealized net investment losses in the Available-for-Sale investment portfolio were $0.9 billion at quarter end, up from $0.6 billion at the end of the second quarter of 2007.

•                 The debt-to-capital ratio as of June 30, 2008 was 21.6 percent. The debt-to-capital ratio excluding non-recourse debt and with 75 percent equity credit for hybrid securities was 17.4 percent. For the second quarter of 2008, the ratio of earnings to fixed charges was 7.4 times.

Dividend

The strength of our balance sheet is reflected in the 13 percent, or $0.02, increase to the Company’s quarterly cash dividend. The $0.17 per common share dividend is payable on August 22, 2008 to Ameriprise Financial shareholders of record at the close of business on August 8, 2008.

Contacts

Investor Relations:	Media Relations:
Laura Gagnon	Paul Johnson
Ameriprise Financial	Ameriprise Financial
612.671.2080	612.671.0625
laura.c.gagnon@ampf.com	paul.w.johnson@ampf.com

Kathryn Koessel	Benjamin Pratt
Ameriprise Financial	Ameriprise Financial
612.678.7610	612.678.5881
kathryn.c.koessel@ampf.com	benjamin.j.pratt@ampf.com

Ameriprise Financial, Inc. is a diversified financial services company serving the comprehensive financial planning needs of the mass affluent and affluent. For more information, visit ameriprise.com.

RiverSource mutual funds are distributed by RiverSource Distributors, Inc. and Ameriprise Financial Services, Inc. Members FINRA and managed by RiverSource Investments, LLC. For complete mutual fund ranking data and other important disclosures please refer to Exhibit A “RiverSource Mutual Fund Performance and Lipper Ranking” in the Second Quarter 2008 Statistical Supplement available at ir.ameriprise.com.

The Threadneedle group of companies constitutes the Ameriprise Financial international investment platform. The group consists of wholly owned subsidiaries of Ameriprise Financial, Inc. and provides services independent from Ameriprise Financial Services, Inc., including Ameriprise Financial Services’ broker-dealer business.

Ameriprise Certificates are issued by Ameriprise Certificate Company and distributed by Ameriprise Financial Services, Inc. Member FINRA.

Ameriprise Financial Services, Inc. offers financial planning services, investments, insurance and annuity products. RiverSource insurance and annuity products are issued by RiverSource Life Insurance Company, and in New York only by RiverSource Life Insurance Co. of New York, Albany, New York. Only RiverSource Life Insurance Co. of New York is authorized to sell insurance and annuity products in the state of New York. These companies are all part of Ameriprise Financial, Inc. CA License #0684538.

Forward-Looking Statements

This news release contains forward-looking statements that reflect our plans, estimates and beliefs. Actual results could differ materially from those described in these forward-looking statements. We have made various forward-looking statements in this report. Examples of such forward-looking statements include:

•                  statements of our plans, intentions, expectations, objectives or goals, including those relating to asset flows, mass affluent and affluent client acquisition strategy, financial advisor retention and enrollments, general and administrative costs, consolidated tax rate; and excess capital position.

•                  statements about future economic performance, the performance of equity markets and interest rate variations and the economic performance of the United States and of global markets; and

•                  statements of assumptions underlying such statements.

The words “believe,” “expect,” “anticipate,” “optimistic,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from such statements.

Such factors include, but are not limited to:

•                  changes in the valuations, liquidity and volatility in the interest rate, equity market, and foreign exchange environments;

•                  changes in the litigation and regulatory environment, including ongoing legal proceedings and regulatory actions, the frequency and extent of legal claims threatened or initiated by clients, other persons and regulators, and developments in regulation and legislation;

•                  our investment management performance and consumer acceptance of our products;

•                  effects of competition in the financial services industry and changes in product distribution mix and distribution channels;

•                  our capital structure, including ratings and indebtedness, limitations on subsidiaries to pay dividends, and the extent, manner, terms and timing of any share repurchase we may effect;

•                  risks of default by issuers or guarantors of investments we own or by counterparties to hedge, derivative, insurance or reinsurance arrangements;

•                  experience deviations from our assumptions regarding morbidity, mortality and persistency in certain annuity and insurance products, or from assumptions regarding market volatility underlying our hedges on guaranteed benefit annuity riders;

•                  the impacts of our efforts to improve distribution economics and to grow third-party distribution of our products;

•                  our ability to complete the acquisition opportunities we negotiate, and to realize the financial, operating and business fundamental benefits we plan for those opportunities;

•                  our ability to realize benefits from reengineering and tax planning; and

•                  general economic and political factors, including consumer confidence in the economy as well as the ability and inclination of consumers generally to invest, the costs of products and services we consume in the conduct of our business, and applicable legislation and regulation, including tax laws, tax treaties, fiscal and central government treasury policy, and regulatory rulings and pronouncements.

We caution you that the foregoing list of factors is not exhaustive. There may also be other risks that we are unable to predict at this time that may cause actual results to differ materially from those in forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update publicly or revise any forward-looking statements. The foregoing list of factors should be read in conjunction with the “Risk Factors” discussion included as Part 1,

Item 1A of our Annual Report on Form 10-K for year-end 2007 filed with the SEC on February 29, 2008.

The financial results discussed in this release represent past performance only, which may not be used to predict or project future results. For information about Ameriprise Financial entities, please refer to the Second Quarter 2008 Statistical Supplement available at ir.ameriprise.com and the tables that follow in this release.

Tables

Ameriprise Financial, Inc.

Segment Results

	Quarter Ended June 30,		%
(in millions, unaudited)	2008	2007	Change
Net revenues
Advice & Wealth Management	$891	$1,007	(12)%
Asset Management	364	449	(19)
Annuities	494	535	(8)
Protection	490	485	1
Corporate & Other	14	—	—
Eliminations	(274)	(323)	15
Total net revenues	1,979	2,153	(8)

Income (loss)
Advice & Wealth Management	51	101	(50)
Asset Management	42	81	(48)
Annuities	77	86	(10)
Protection	113	118	(4)
Corporate & Other	(46)	(141)	67
Pretax income	237	245	(3)
Income tax provision	27	49	(45)

Net income	$210	$196	7%

#  Variance of 100% or greater.

Ameriprise Financial, Inc.

Reconciliation Table: Selected Adjusted Segment Income Data to GAAP

(in millions, unaudited)	Three Months Ended June 30, 2008
Line item in non-GAAP presentation	Presented Before Net Realized Securities Losses in Reported Financials	Difference Attributable to Net Realized Securities Losses	GAAP Equivalent	GAAP Line Item

Pretax income (loss) excluding net realized securities losses:
Advice & Wealth Management	72	(21)	51
Asset Management	42	—	42
Annuities	82	(5)	77
Protection	114	(1)	113
Corporate and Other	(46)	—	(46)
Total pretax income excluding net realized securities losses	264	(27)	237	Pretax income

Income tax provision before tax benefit attributable to net realized securities losses(1)	36	(9)	27	Income tax provision

Earnings excluding net realized securities losses(1)	228		210

Add: Net realized securities losses, after-tax(1)	(18)

Net income (GAAP measure)	$210		$210	Net income

(1) For this non-GAAP presentation, after-tax is calculated using the statutory tax rate of 35%.

Ameriprise Financial, Inc.

Reconciliation Table: Selected Adjusted Segment Income Data to GAAP

(in millions, unaudited)	Three Months Ended June 30, 2007
Line item in non-GAAP presentation	Presented Before Separation Costs and Net Realized Securities Gains (Losses) in Reported Financials	Difference Attributable to Separation Costs	Difference Attributable to Net Realized Securities Gains (Losses)	GAAP Equivalent	GAAP Line Item

Pretax income (loss) excluding separation costs and net realized securities gains (losses):
Advice & Wealth Management	102	—	(1)	101
Asset Management	79	—	2	81
Annuities	86	—	—	86
Protection	118	—	—	118
Corporate and Other	(79)	(63)	1	(141)
Total pretax income excluding separation costs and net realized securities gains (losses)	306	(63)	2	245	Pretax income

Income tax provision before tax provision (benefit) attributable to separation costs and net realized securities gains (losses)(1)	70	(22)	1	49	Income tax provision

Earnings excluding separation costs and net realized securities gains (losses), after-tax(1)	236

Less: Separation costs, after-tax(1)	41
Add: Net realized securities gains (losses), after-tax(1)	1

Net income (GAAP measure)	$196			$196	Net income

(1) For this non-GAAP presentation, after-tax is calculated using the statutory tax rate of 35%.

Ameriprise Financial, Inc.

Return on Equity Calculation for the 12 Months Ended June 30, 2008

(in millions, unaudited)	ROE	Adjustments	Return on equity excluding separation costs and net realized securities gains (losses)(1)

Return	$854	$69	$923

Equity	$7,613	$(12)	$7,601

Return on Equity	11.2%		12.1%

Ameriprise Financial, Inc.

Return on Equity Calculation for the 12 Months Ended June 30, 2007

(in millions, unaudited)	ROE	Adjustments	Return on equity excluding separation costs and net realized securities gains (losses)(1)

Return	$706	$200	$906

Equity	$7,649	$(158)	$7,491

Return on Equity	9.2%		12.1%

(1)     Return on equity excluding separation costs and net realized securities gains (losses) calculated using adjusted earnings (income excluding after-tax non-recurring separation costs) excluding after-tax net realized securities gains (losses) in the numerator, and equity excluding equity allocated to expected non-recurring separation costs as of the last day of the preceding four quarters and the current quarter in the denominator.

Return on equity calculations use the trailing twelve months’ return, and equity calculated using a five point average of quarter-end equity.

Ameriprise Financial, Inc.

Reconciliation Table: Debt to Total Capital

June 30, 2008

(in millions, unaudited)	GAAP Measure	Non-recourse Debt	Debt Less Non-recourse Debt	Impact of 75% Equity Credit(1)	Debt Less Non-recourse with Equity Credit(1)

Debt	$2,018	$18	$2,000	$375	$1,625

Capital	$9,332	$18	$9,314		$9,314

Debt to Capital	21.6%		21.5%		17.4%

(1) The Company’s junior subordinated notes receive an equity credit of at least 75% by the majority of the rating agencies.

# # #

© 2008 Ameriprise Financial, Inc. All rights reserved.